EXHIBIT 16
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January 20, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

On January 19, 2004 we received the disclosures Cadema Corporation is making in response to Item 4 of amended Form 8-K dated January 20, 2004. We have read Cadema Corporation's statements included under Item 4 of its amended Form 8-K and we agree with such statements (i) through (iv) and (vii) concerning our firm. We have no basis to agree or disagree with the statements made in (v) and
(vi).


                                       McGladrey & Pullen, LLP